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                                    NuTech
                                     Digital, Inc

                                September 7, 2004

Mr. Joseph Giarmo
c/o NuTech Digital, Inc.
7900 Gloria Avneue
Van Nuys, California 91406

Dear Joe:

      On September 1, 2004, the Board of Directors of NuTech Digital, Inc. (the "Company") approved a grant to you of an incentive stock option covering 1,000,000 shares of restricted common stock as a bonus to you for your exceptional performance and as an incentive for you to continue rendering valuable services to the Company. The market value of the Company's common stock on September 1, 2004 was $0.26. This option is intended to be an incentive option in accordance with section 422 of the Internal Revenue Code. The term of the option will be ten years, to August 31, 2014, after which time it will not be exercisable. The Company will seek shareholder approval of the option at its next annual meeting of shareholders. The Company will register the option on an S-8 Registration Statement. You may not transfer this option other than by Will or the laws of descent and distribution. During your lifetime, this option will be exercisable only by you. The option will be exercisable by you immediately as to all 1,000,000 shares:

      Please acknowledge your receipt of this option agreement by countersigning it at the space indicated below.

                                       Very truly yours,

                                       NuTECH DIGITAL, INC.

                                       By:
                                           -------------------------------------
                                           Lee Kasper, President

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Mr. Joseph Giarmo
September 7, 2004
Page 2

September 7, 2004

      I acknowledge the terms of the above letter and agree to be bound by them.


                                       Joseph Giarmo